Exhibit 4.3

THIS OBLIGATION IS NOT A DEPOSIT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.

FIXED RATE SENIOR SUBORDINATED NOTE

No. 001

CUSIP No.

ISIN No.

HSBC FINANCE CORPORATION

6.676% Senior Subordinated Note due January 15, 2021

HSBC FINANCE CORPORATION, a Delaware corporation (hereinafter called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of $[                              ] on January 15, 2021, and to pay interest thereon at the rate per annum of 6.676%. The Company will pay interest from December 3, 2010, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on January 15 and July 15 (beginning January 15, 2012), until the principal hereof is paid or duly provided for. The interest, so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Holder of this Note (or one or more Predecessor Notes) of record at the close of business on the Regular Record Date for such interest, which shall be the preceding January 1 or July 1 respectively (whether or not a Business Day), except that interest payable at maturity shall be paid to the same Person to whom the principal of this Note is payable. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

If an Interest Payment Date is not a Business Day, such Interest Payment Date shall be postponed to the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on the amount so payable for the period from and after the date such payment was due.

Payment of the principal of this Note and, unless otherwise paid as hereinafter provided, the interest (if any) thereon will be made at the office or agency of the Company in New York, New York or at such other office or agency as designated by the Trustee, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company by check or draft mailed to the Person entitled thereto at the address appearing in the Note Register. Additional provisions of this Note are set forth on the reverse hereof.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its facsimile corporate seal.

Dated:	HSBC FINANCE CORPORATION

Attest:	By:
Name:	Name:
Title:	Title:

[TRUSTEE’S CERTIFICATE OF AUTHENTICATION FOR NOTES]

This is one of the Notes of the series designated herein referred to the within-mentioned Indenture.

Date:  [•], 2011

The Bank of New York Mellon Trust Company, N.A., as Trustee

By:
Authorized Officer

WHEREAS, all things necessary to make this Indenture a valid and legally binding agreement of the Company, in accordance with its terms, have been done.

[Reverse of Note]

HSBC FINANCE CORPORATION

6.676% Senior Subordinated Note due January 15, 2021

This Note is one of a duly authorized issue of Senior Subordinated Notes of the Company (herein called the “Notes”), issuable in series, unlimited in aggregate principal amount except as may be otherwise provided in respect of the Notes of a particular series, issued and to be issued under and pursuant to an Indenture dated as of December 17, 2008, as supplemented by a First Supplemental Indenture, dated as of December 3, 2010 (as so supplemented, herein called the “Indenture”), duly executed and delivered by the Company to The Bank of New York Mellon Trust Company, N.A., as Trustee, the Board Resolutions creating the Senior Subordinated Notes (the “Board Resolutions”) and the Officers’ Certificate dated December 3, 2010 establishing the terms of the 6.676% Senior Subordinated Notes due January 15, 2021 pursuant to the Indenture (the “Officers’ Certificate”) and is one of a series designated as the 6.676% Senior Subordinated Notes due January 15, 2021 (herein called the “6.676% Senior Subordinated Notes”). Reference is hereby made to the Indenture and all indentures supplemental thereto for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders. The 6.676% Senior Subordinated Notes are general unsecured obligations of the Company.

The Company may from time to time, without notice to or the consent of the registered Holders of the 6.676% Senior Subordinated Notes, create and issue further notes ranking pari passu with the 6.676% Senior Subordinated Notes and with identical terms in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes) in order that such further notes may be consolidated and form a single series with the 6.676% Senior Subordinated Notes and have the same terms as to status, redemption or otherwise as the 6.676% Senior Subordinated Notes.

The 6.676% Senior Subordinated Notes are not redeemable prior to maturity and are not entitled to any sinking fund, except under certain limited circumstances relating to the obligation of the Company to pay Additional Amounts (as defined herein).  The Company will, subject to certain exceptions and limitations set forth in the Board Resolutions and the Officers’ Certificate, pay as additional interest, such amounts (“Additional Amounts”) as are necessary in order that the net payment by the Company or a paying agent of the principal of and interest on the 6.676% Senior Subordinated Notes to a holder who is a non-United States person (as defined below), after deduction for any present or future tax, assessment or other governmental charge of the United States or any political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount provided herein to be then due and payable.  Each reference to payment of principal and interest herein shall be deemed to include any such Additional Amounts.  If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after October 28, 2010, the Company becomes or, based upon a written opinion of independent counsel selected by the Company, will become obligated to pay Additional Amounts as described herein, then the

Company may at its option redeem, as a whole, but not in part, the 6.676% Senior Subordinated Notes on not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued but unpaid thereon to the date fixed for redemption.

“Non-United States person” means any person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership (including any entity treated as a corporation or partnership for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, or (iii) an estate or trust  treated as a United States person under section 7701(a)(30) of the Internal Revenue Code of 1986, as amended.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of the Company on this Note upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Note.

Any defeasance requires the prior consent of the Federal Reserve and indication from the FSA that it does not object (unless such approval or non-objection is not required by the Federal Reserve and the FSA, respectively, at the time established for defeasance).

If any Event of Default with respect to Notes of this series shall occur and be continuing, the principal of the Notes of this series may be declared due and payable in the manner and with the effect provided in the Indenture. There is no right of acceleration in the case of default in the payment of principal or interest on the 6.676% Senior Subordinated Notes or in the performance of any other obligation of the Company under the 6.676% Senior Subordinated Notes.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the right and obligations of the Company and the rights of the Holders under the Indenture at any time by the Company with the consent of the Holders of at least a majority in aggregate principal amount of the Notes at the time Outstanding of each series which is affected by such amendment or modification, except that certain amendments specified in the Indenture may be made without approval of Holders of the Notes. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Outstanding Notes of any series to waive on behalf of the Holders of such series of Notes compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of the Note shall be binding upon such Holder and upon all future Holders of this Note and any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.

The indebtedness evidenced by the Notes is, to the extent and in the manner provided in the Indenture, subordinate and subject in right of payment to the prior payment in full of the principal of (and premium, if any) and interest on all Senior Indebtedness as defined in the Indenture, and this Note is issued subject to such provisions and each Holder, by accepting the same, agrees to and shall be bound by such provisions, and authorizes the Trustee in his behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in the Indenture and appoints the Trustee his attorney-in-fact for such purpose.

Holders of the 6.676% Senior Subordinated Notes may not enforce their rights pursuant to the Indenture or the 6.676% Senior Subordinated Notes except as provided in the Indenture. Subject only to Article XI of the Indenture, no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this 6.676% Senior Subordinated Note at the times, place and rate, and in the coin or currency herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, transfer of this Note is registrable on the Note Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in New York, New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Note Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of the same series containing identical terms and provisions, of authorized denominations and for a like aggregate principal amount, will be issued to the designated transferee or transferees.

The 6.676% Senior Subordinated Notes are issuable in registered form without coupons in denominations of $1,000 or any integral multiple of $1,000 in excess thereof authorized by the Company. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of the same series containing identical terms and provisions and of different authorized denominations, as requested by the Holder surrendering the same.

No service charge will be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Company, the Trustee and any agent of the Company or the Trustee may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This 6.676% Senior Subordinated Note is exchangeable by the Company only if (x) the Depository notifies the Company that it is unwilling or unable to continue as Depository for this Global Note or if at any time the Depository ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended and a successor depositary has not been appointed by the Company within 90 days, or (y) the Company in its sole discretion determines that this 6.676% Senior Subordinated Note shall be exchangeable for certificated Notes in registered form; provided, that the certificated Notes so issued by the Company in exchange for this permanent Global Note shall be in denominations of $1,000 and any integral multiple of $1,000 in excess thereof and be of like aggregate principal amount and tenor as the portion of this permanent Global Note to be exchanged, and provided further that, unless the Company agrees otherwise, Notes of this series in certificated registered form will be issued in exchange for this permanent Global Note, or any portion hereof, only if such Notes in certificated registered form were requested by written notice to the Trustee or the Securities Registrar by or on behalf of a Person who is beneficial owner of an interest hereof given through the Holder hereof.  Except as provided above, owners of beneficial interests in this permanent Global Note will not be entitled to receive physical delivery of Notes in certificated registered form and will not be considered the Holders thereof for any purpose under the Indenture.

All terms used in this Note which are defined in the Indenture have the meanings assigned to them in the Indenture.

This 6.676% Senior Subordinated Note shall be construed in accordance with and governed by the laws of the State of Illinois.

ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

Name and Address of Assignee

( )
Social Security Number
or other identifying
number of Assignee

the within 6.676% Senior Subordinated Note and all rights thereunder, hereby irrevocably constituting and appointing                           Attorney to transfer said 6.676% Senior Subordinated Notes on the books of the Company, with full power of substitution in premises.

Dated:

NOTICE: The Signature to this Assignment must correspond with the name written upon the face of this 6.676% Senior Subordinated Note in every particular, without alteration or enlargement or any change whatever.